Exhibit 99.2

Verizon
Moderator: Eric Rabe
January 16, 2007
10:00 a.m. ET

OPERATOR:  Good morning.  My name is Jackie (ph), and I will be your conference operator today.

At this time, I would like to welcome everyone to the Verizon FairPoint conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer period.  If you would like to pose a question at this time, please press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host Eric Rabe, Senior Vice President of Media Relations.  Sir, you may begin your conference.

ERIC RABE, SENIOR VICE PRESIDENT OF MEDIA RELATIONS:  Thank you Jackie (ph) and good morning everyone.  We’re very excited to be here this morning.

I trust that by now you have seen our press release issued just two hours ago jointly with FairPoint Communications to announce our agreement to merge Verizon’s wireline business from Maine, New Hampshire and Vermont into the current operations at FairPoint.

And we have the two principal executives who have been involved in this agreement here with me to talk to you and answer your questions to describe this transaction so that you can get a full picture for how good this is.

First we have Gene Johnson.  That’s j-o-h-n-s-o-n.  He is Chairman and CEO of FairPoint Communications, and from Verizon, Virginia Ruesterholz is President of the Verizon Telecom unit.  Ruesterholz is spelled r-u-e-s-t-e-r-h-o-l-z.  And we will, of course, take questions after Gene and Virginia give you an overview of the arrangement that we’re come to.

So let me turn it to Virginia to begin, and we’ll take your questions in a few minutes.

VIRGINIA RUESTERHOLZ, PRESIDENT, VERIZON TELECOM UNIT:  Thank you Eric, and good morning.  Thanks to all of you for joining us this morning.

I know that you have the press release that we issued at 8:00 this morning, but I wanted to take this opportunity to emphasize that this is a great deal for consumers, shareholders and employees.

First this is a great deal for consumers because they can count on continued, top-quality service from the new company, a company that will have a focus on northern New England.  In fact, as I’ll explain, in a moment, FairPoint plans to deliver services that will be even better than ever.

The transaction is also good for our shareholders.  Verizon is continually looking for ways to add value, with the strategy focused on bringing broadband services to customers.  This unique transaction does that.  At the same time, Verizon received a fair value for these properties and can now sharpen its focus on our other operations.

Thirdly, this deal is good for employees who will continue to have great jobs with FairPoint, a financially strong company.  Indeed, FairPoint plans to add employees and new facilities in northern New England.

Gene will provide more detail about FairPoint’s plans in a moment, but it’s worth pointing out that although Verizon is a leader in broadband deployment and has deployed broadband extensively in the region, FairPoint plans to increase the availability of broadband even further.

FairPoint’s business model is squarely focused on rural areas.  It has plans to significantly increase broadband penetration in the three states and strengthen the local operational presence.  FairPoint has plans to create new local service centers and add approximately 600 new jobs across the region.

We believe that this transaction will be a good fit for the 3,000 employees currently providing service across the three states.  Their rock solid dedication and the quality of their work have been critical to the success of Verizon Telecom over the years.  And as always, I thank them for the great work they do, and I believe that they will continue to make great contributions to FairPoint after the merger.

This morning, we informed the Verizon employees in the three states of the transaction, and both companies will be meeting with groups of employees to explain the details of the deal, review transition plans and discuss any individual or HR related questions they may have.

We also informed the unions representing our employees in Maine, New Hampshire and Vermont.  FairPoint has agreed to honor all current labor agreements and will work constructively with union leaders.  We plan to meet with representatives of those unions soon to discuss the transaction and answer their questions.

As you know, we do need regulatory approvals for this transaction.  As soon as we announced the deal this morning, we were on the phone with the regulatory agencies who will be involved with the transaction and other government officials to inform them personally about the news.  And we, Verizon and FairPoint together, will be scheduling in person meetings with all these key stakeholders over the next few days.

We also want to assure our customers that their service will be as dependable as always.  They should not encounter any changes to their service tomorrow or at any point throughout the transition period.  They do not need to take any actions to continue receiving the products and services that they have today.

Verizon will be working closely with FairPoint over the transition period to ensure that our retail and wholesale customers enjoy the great communications service they’ve come to rely on from Verizon.

Let me turn to why Verizon entered into this transaction with FairPoint.  As we’ve said many times, including last spring when we confirmed talk that we were looking into a potential transaction, we continually look at our portfolio of assets and determine if we are comfortable with the current structure and composition and decide whether changes are advisable.  We believe that this type of analysis is part of our fiduciary responsibility, and we feel that our portfolio management approach is making us a stronger company.

Verizon’s strategy is focused on creating value for our shareholders while we bring wile broadband service to our customers.  In this case, Verizon and FairPoint were able to enter into a unique transaction that accomplishes both objectives.

As we aggressively transition the majority of Verizon’s traditional wireline customer base to broadband, this transaction enables another company, FairPoint, to deploy broadband in these markets on an even broader scale.

We have been fortunate to work with FairPoint, an experienced telecom provider that has the capabilities to further enhance telecom services in this region and do it in a quality manner that builds on the Verizon heritage.  And FairPoint has a clear strategic focus on serving the local exchange business and relatively smaller and rural market.

I personally have been working with Gene Johnson, and I really want to thank him for all the work that’s gone into this.  And now I want to pass it over to Gene, the Chairman and CEO of FairPoint.  Gene?

GENE JOHNSON:  Thanks Virginia, and thanks to all of you who have joined us on the call this morning.  And I guess, let me just say right from the start that this has been a very, very constructive kind of a project that we’ve been in, involved in, in a long time, and the folks at Verizon have really gone a long way to make it, to make it work out the way it ought to.  So Virginia the same thanks to you.

Let me first of all echo everything that Virginia has just said.  I can’t really tell you in words how exciting people at FairPoint are as we announce this transaction.  I’m very energized personally by the possibilities of it, and I’m really looking forward to beginning the transition as soon as possible.

I’m not going to waste any time rehashing the press release either, but would like to spend a few minutes explaining why we believe this is a great deal for FairPoint.

By announcing that Verizon’s local telephone and related operations in Maine and New Hampshire and Vermont will be spun off and merged with and into FairPoint, what we’re really doing is dramatically accelerating our existing growth plan.  Effectively we’ve provided a foundation for growth that really would have taken us years to build through the acquisition and integration of much smaller companies.  We have effectively created a company that is better positioned for growth than ever before.  And that means that new opportunities to grow, and it means opportunities to build value and to build appreciation in our share price.  And we’re all very excited about that.

Our board management believes that we are paying a fair price for these businesses and also that the value will be enhanced through the synergies and cost saving initiatives that we’ve already identified.

The deal is historic on many levels, but at its core, it’s really aimed, quite simply, at strengthening communities through communications.  From every angle, we also believe that customers, that shareholders, local economies and employees are all going to benefit from this transaction.

Our well known commitment to broadband throughout the 31 systems we currently serve in 18 states will carry over into the New England properties.  And we’re already making plans to significantly increase broadband availability during the first year of our ownership.

Now that the deal has been announced, I can tell you that we have already begun investing in New England even prior to closing.  We plan to spend 95 to $110 million on systems development and other costs before we close the transaction to ensure that this transaction is successful.

In addition, and as Virginia mentioned earlier, we also have concrete plans already in motion to increase and strengthen FairPoint’s operational presence throughout the region by creating new local service centers after the deal closes.  And to further strengthen the local economies and establish a stronger presence in the region, we will add approximately 600 new positions across Maine, New Hampshire and Vermont.

FairPoint has always been focused on providing a rewarding employment experience.  To the 3,000 Verizon employees across the three states who will be joining our family, we say “Welcome.”  We look forward to working with you, and know that your reputation for quality work and exceptional customer service will make your transition an easy one as we at FairPoint share those same values.

As Virginia alluded to, this morning I also informed our employees across the country about this exciting news, and I personally will be on the road beginning tonight to meet with employees, regulators and government officials to discuss this deal and its impact on the region.

Let me be very clear, we left no stone unturned in pursuing this deal.  We know the stakes and we know how many people it affects.  I think that all concerned will find that we are well prepared for this transition and more than up to the task to execute in this region.  Both Verizon and FairPoint senior managers were on the phone with union leadership this morning.  As I understand it, we already have some meetings scheduled for this week.  We’re excited to work collaboratively with the unions to ensure that all collective bargaining agreements are honored and that the union workforce understands that we value their contributions to our enterprise in New England and indeed across the country.

Our calls to government officials began early this morning also and will continue throughout the day and the week, and we look forward to meeting with them as well.

To our many new customers, I want to reiterate what Virginia said earlier, but take it a step further.  Your service will be as dependable as always.  Verizon has been and will continue to be, until the transition is complete, a solid provider with an excellent legacy.  But what we bring to the table is a heightened focus on rural and semi-urban communities that is among the best in the business.  Our expertise in these markets will translate directly into advantages for our customers, and we look forward to bringing these efficiencies and improvements to you.

As an example, as I previously said, we plan to significantly increase the broadband availability throughout the entire three state region.

And we look forward to working closely with Verizon over the transaction period to ensure that our new customers, retail, enterprise and wholesale, do not experience any degradation of service or any service issues.

Again, I cannot tell you how excited we all are about this deal, and while it took a lot of hard work to get us to announcement day, the real heavy lifting is really just starting.  We’ll be focusing our time and talent on this transaction with an eye on closing as soon as is realistic so that we can begin providing the products, services and customer service that FairPoint is known for to our new customers in New England.

And with that, I think we can open the call for questions.

ERIC RABE:  Jackie (ph), can we have the first question please?

OPERATOR:  Thank you.  At this time, I would like to remind everyone, if you would like to pose a question, press star then the number one on your telephone keypad.

Your first question is from Gary Rayno, Union Leader.

GARY RAYNO, MANCHESTER UNION LEADER NEWSPAPER:  Yes, I was wondering, you talked about some efficiencies and cost efficiencies that you’ve identified.  I wondered if you’d be willing to share some of those.

GENE JOHNSON:  Without understanding the business, it’s difficult to do that.  They are not related to the existing workforce.  We said that there will be no cuts in the existing workforce.  That’s the first place people look when they start talking about efficiencies.  But rather it will be improved back office operations that will ultimately end up giving greater service to the customers.

GARY RAYNO:  Will that include expanding into the areas now that are very weak in broadband?

GENE JOHNSON:  Yes, we’re going to, we will dramatically increase the broadband penetration across all three states in the region, and will have more details to share on that at a later date.

GARY RAYNO:  Thank you.

GENE JOHNSON:  You’re welcome.

ERIC RABE:  Next question please.

OPERATOR:  Thank you.  Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

Again, ladies and gentlemen, if you would like to pose a question, press star then the number one on your telephone keypad.

Your next question is from Louis Porter of Rutland Herald.

LOUIS PORTER, RUTLAND HERALD:  Hi.  I was wondering what impact this sale will have on the agreement between the state of Vermont and Verizon that Verizon will expand its broadband penetration to 80 percent by 2010.

VIRGINIA RUESTERHOLZ:  Yes, this is Virginia.  FairPoint is going to take on the agreements that we have with the state of Vermont, so we see this as a very even transition.  And Gene I know you feel the same way about that …

GENE JOHNSON:  Yes …

VIRGINIA RUESTERHOLZ:  … commitments will be kept.

GENE JOHNSON:  Yes Virginia we do.  We believe very strongly in broadband, and believe that broadband is really the future of this business.  And so we’re very much committed to it.  We expect a very smooth handoff on this transaction, including those regulatory issues like that.

LOUIS PORTER:  Thank you.

ERIC RABE:  Other questions operator?

OPERATOR:  Thank you.  Your next question is from Brian Cap of Hanauer & Company.

BRIAN CAP, HANAUER & COMPANY:  Yes, good morning.  Could you tell me which Verizon subsidiaries specifically are, is the debt being assumed of?  Is it, you know, Verizon New England?  And you know, while, you know, the transaction seems to be beneficial from the consumer, shareholder and employees’ point of view, the existing bond holders at Verizon certainly seem to be suffering from a credit deterioration.

GENE JOHNSON:  Virginia, I don’t want to speak for Verizon …

VIRGINIA RUESTERHOLZ:  No …

GENE JOHNSON:  … but I would point you to the press release, and then suggest you talk to Verizon Treasury about that.

BRIAN CAP:  Well, do you, does Virginia know which specifically Verizon subsidiaries are being, that is being assumed of?

ERIC RABE:  Let me just interrupt this line of questioning.  We held an analyst call earlier, or FairPoint did, certainly Verizon’s Investor Relations people are available to you for this kind of detail, and we want to restrict this to members of the press, which is the purpose of this call.  So we will happily have somebody give you a call, and we can take you through that.  But let’s move on here on this call.

OPERATOR:  Thank you.  Your next question is from Gordon Fraser of the Eagle Tribune newspaper.

ERIC RABE:  Good morning.

GORDON FRASER, EAGLE TRIBUNE NEWSPAPER:  Hey there.  Basically I’m wondering if there, if the broadband expansion that FairPoint is planning is going to be technically the same.  I mean is it going to be the same equipment and things like that?  And also, if you guys have any statistics that it will let us know how quickly we can expect broadband expansion, that would be great.

GENE JOHNSON:  The first question, is it going to be, it’ll be the same — I don’t know what you mean the same as, but it will certainly be equivalent to broadband availability we have around the country.  I would like to point out that FairPoint, across its very, very rural footprint across the country, has something like 88 percent availability of broadband to our customers, so we are very, very committed to this.  It is very important, as I said earlier.

GORDON FRASER:  Right.  Verizon was talking some time ago about how its broadband plan with its fiber optic network was superior to its competitors and things like that.  I’m basically wondering if the actual equipment is really going to be the same, or if you guys are approaching it from a different angle or anything like that.

VIRGINIA RUESTERHOLZ:  Our DSL network is very similar to the network that FairPoint uses today in those states.  And as we mentioned, they’ve been operating in those three New England states.  We have some fiber optics in the New Hampshire area that would also be taken on.  It’s a very small amount, but that would also move over to FairPoint and they would be managing that.

GORDON FRASER:  OK.

ERIC RABE:  Next question operator.

OPERATOR:  Thank you.  Your next question is from Daniel McLean of the Burlington Free Press.

DANIEL MCLEAN, BURLINGTON FREE PRESS:  Yes hi, I jumped on the call a few minutes late, so if you’ve already answered this question I apologize.  But the DSL expansion in Vermont, it sounded like, so they’re going to, you’re going to remain with the same commitments that Verizon had up to 80 percent in 2010.  There’s yardsticks for the end of 2007 and 2008 and 2009 as well.  My assumption is that those will all remain, in place.  And the other question I have is just on union positions.  I think you said that they will remain as they are now, is that correct?

GENE JOHNSON:  That is correct.  We will assume Verizon’s obligations.  We don’t expect to make any changes to those.  We think those are appropriate obligations in respect to broadband.  As far as the unions are concerned, absolutely, we don’t expect any reduction of jobs.

DANIEL MCLEAN:  OK.  In any of the three states?

GENE JOHNSON:  Correct.  In any of the three states, across the entire region.

VIRGINIA RUESTERHOLZ:  And during this transition period we’ll, Verizon will continue to operate in those three states just as we are today.  We’ll be managing our DSL.  We’ll be managing all the customer service to ensure that we have a smooth transition to FairPoint.

ERIC RABE:  OK.  Does that answer your question?

DANIEL MCLEAN:  Yes, and also, this is, I guess, for FairPoint.  How long have you been looking at this deal?

GENE JOHNSON:  For some time now.  Let’s just stop it at there.

DANIEL MCLEAN:  OK.

OPERATOR:  Thank you.  Your next question is from Crayton Harrison of Bloomberg News.

CRAYTON HARRISON, BLOOMBERG NEWS:  Hi, thanks.  How does this transaction further Verizon’s (INAUDIBLE)?  It seems like you’re getting rid of some assets that you, you know, invested so much into playing, even just a little bit in New Hampshire.  And secondly, does this agreement preclude Verizon at all from competing in these three states in the future?

VIRGINIA RUESTERHOLZ:  Yes, I think this fits in very well with our strategy that we have, and that strategy has been, you know, creating value for our shareholders while we bring broadband to our customers.  So it’s a unique transaction.  We think it makes a lot of sense.  It’s win/win for our customers.

As I mentioned earlier, we have a small amount of FiOS in New Hampshire that will be moving over to FairPoint.  We think this fits in very well with our strategy of increasing our availability of broadband across all of our markets.

CRAYTON HARRISON:  And with, the second part of the question, is there anything that precludes Verizon from competing in these spaces in the future?

VIRGINIA RUESTERHOLZ:  We will still have our Verizon business and Verizon wireless operations in those areas, so, you know, that’s, the telecom piece of it will move over to FairPoint, but we will still be operating in those three regions.

CRAYTON HARRISON:  OK.

OPERATOR:  Thank you.  Your next question is from Anne Ravana of the Bangor Daily News.

ANNE RAVANA, BANGOR DAILY NEWS:  Hi there.  I’m wondering how many jobs there are expected to be created in Maine and when and where.

GENE JOHNSON:  We don’t have that detail at this time.  We will be adding about 600 positions throughout the three state region, and later on this year we’ll be talking about where they’re going to be and what they’re going to be.  But they will be a variety of kind of jobs, information technology, accounting people, customer service people, all kinds of positions.

ANNE RAVANA:  OK.  And you said 300 positions?

GENE JOHNSON:  Six hundred across all three states.

ANNE RAVANA:  Right, but no specific information about each state.

GENE JOHNSON:  That is correct.

ANNE RAVANA:  OK, thank you.

GENE JOHNSON:  You’re welcome.

OPERATOR:  Thank you.  Your next question is from Lisa Arsenault of the Concord Monitor.

LISA ARSENAULT, CONCORD MONITOR:  Hi.  I just wanted to find out kind of if, kind of circling back to the question about FiOS.  Verizon had halted work last spring on the two year project that would have connected a bunch of southern New Hampshire communities with cable television and higher speed Internet.  I’m wondering if FairPoint plans to continue that project, pick up where they left off or keep it on this kind of hiatus that it’s on right now.

VIRGINIA RUESTERHOLZ:  Right now we have about, over 80,000 homes passed in the southern New Hampshire area …

LISA ARSENAULT:  Yes.

VIRGINIA RUESTERHOLZ:  … and that would be moving over to FairPoint for them to make that decision.

LISA ARSENAULT:  OK.

VIRGINIA RUESTERHOLZ:  Right now they serve data to those customers, high speed data …

LISA ARSENAULT:  Yes.

VIRGINIA RUESTERHOLZ:  … so there is an opportunity there for FairPoint to pick that up, and I would think to look at video.

GENE JOHNSON:  Absolutely.  Video is an important part of our product mix.  We’re looking everywhere we can as to how we can do video.  We currently provide the video in, I think, six different FairPoint markets, some of it over the traditional DSL network using Internet protocol TV.

LISA ARSENAULT:  Yes.

GENE JOHNSON:  So we will definitely look to protect these assets and maximize the value of them.

LISA ARSENAULT:  OK.  So then do you, you haven’t really made the decision yet whether that project is going to continue or whether it’s going to remain on hold?

GENE JOHNSON:  We don’t have any timeframes for any build outs right now.

LISA ARSENAULT:  OK.  And then you had said that there’s going to be a $95 to $100 million investment, what was that money going to be invested in?  That was unclear to me.

GENE JOHNSON:  Yes.  About $95 to $110 million prior to close, but a total of about — excuse me — a total of about $200 million by the time we get the investment completed, and that includes mostly information technology infrastructure to allow us to better serve all of these customers in the three states.

LISA ARSENAULT:  What type of infrastructure?  Like better service stations or upgraded lines?  I’m just unclear about what type of infrastructure you’re talking about.

GENE JOHNSON:  Primarily back office infrastructure.

LISA ARSENAULT:  OK, great, thank you.

GENE JOHNSON:  You’re welcome.

ERIC RABE:  And operator, do we have any further questions?

OPERATOR:  We do have another question from Irwin Gratz of Main Public.

ERIC RABE:  Sir, what’s your organization sir?

IRWIN GRATZ, MAIN PUBLIC:  Good morning.  It’s Maine Public Broadcasting Network.  I work out of Portland.  My question concerns the consumers who are currently receiving their telephone service from Verizon.  Explain what changes they will see and if you have any idea when they will see them.

VIRGINIA RUESTERHOLZ:  Sure.  We don’t expect to have any changes in our products or services.  We’re going to continue to operate in those three states just as we have been, excellent customer service, focus on the customer, marketing our products and services over this transition period.  And my commitment to Gene and FairPoint is that we make sure that this is a very smooth transition for customers as they, we close the deal and as they take control of the business.

GENE JOHNSON:  And I would add to that, we don’t expect to see changes post-closing unless we — we will be adding new products and services, but certainly not taking anything away.  I also want to remind the people in that region that the same people providing service to them today will be providing service to them tomorrow.  The Verizon employees who have been doing this for many, many years, very talented, dedicated employees will continue to provide those services to those customers as we go forward.

IRWIN GRATZ:  OK, but eventually people will be seeing changes in names on their bills, perhaps a new form to their bill, that sort of thing.

GENE JOHNSON:  Yes, yes …

IRWIN GRATZ:  At some point, yes.

GENE JOHNSON:  Yes, that’s correct.

IRWIN GRATZ:  All right, thank you sir.

GENE JOHNSON:  You’re very welcome, thank you.

OPERATOR:  Thank you.  Your next question is from Louis Porter of the Rutland Herald.

LOUIS PORTER:  Hi.  I was wondering if you anticipated any difficulties or challenges dealing with the regulatory structure in Vermont, if you had meetings set up to talk to regulators here and if you’ve looked at that at all.

VIRGINIA RUESTERHOLZ:  We’ve already scheduled meetings with each of the commissions, and the process, our goal is to get our regulatory approval of this deal by the October timeframe so that we can close by the end of the year.  I think we need to have those meetings and sit with each of the regulators and work this through.  Gene, do you want to add anything?

GENE JOHNSON:  I would only say that FairPoint already does business in all three of these states and know these regulatory groups very well and expect to work very constructively with them towards this, completing this transaction.

LOUIS PORTER:  Thank you.

GENE JOHNSON:  Thank you.

OPERATOR:  Thank you.  Your next question is from Ed Murehy of Portland.

ED MURPHY, PORTLAND PRESS HERALD:  Hi.  I have a couple of questions actually.  First of all, Virginia, I think you mentioned Verizon will be retaining its Verizon business unit.  How does that differ from what’s being spun off here?

VIRGINIA RUESTERHOLZ:  Yes, that is particularly the former MCI customers and assets.  They will remain with Verizon, so that’s what I was, you know, referring to.

ED MURPHY:  OK, my second question deals with overlaps.  Are there any overlaps right now in terms of service areas?  And secondly, are there going to be any job — I know you are adding 600 jobs, but is there going to be any kind of a job shift?  Do you have a lot of people who hold the same jobs that you won’t need in the combined companies, so there would be some shifting of those, that workforce?

GENE JOHNSON:  Well let me just say that there is no overlapping service area now.  As to, as to job shifting, I don’t know of any right now, but you know, that’s a thing that often happens is our people want new opportunities to try new things, so they ask, actually ask to be shifted to new jobs.  But I certainly wouldn’t want to comment about any shifting that, right now, I don’t know of any planned.

ED MURPHY:  Thank you.

GENE JOHNSON:  You’re welcome.

OPERATOR:  Thank you.  Your next question is from Bruce Meyerson of AP.

BRUCE MEYERSON, AP:  Hi guys.  How are you?  I wanted to just clarify on the FiOS thing, Verizon hasn’t deployed FiOS anywhere other than those 80,000 lines in New Hampshire you referred to?  And will FiOS be re-branded then under FairPoint?  I would imagine it is, but just to be clear.  And does FairPoint have any other fiber in its existing operations?  And this is to Verizon, are you guys more or less done with local line divestitures or are you still looking at other regions?  If yes, could you, could you talk about that?  And are there any other Verizon consumer operations in these three states that are not being sold?

VIRGINIA RUESTERHOLZ:  OK, well let me start with the FiOS question.  The, a little over 80,000 lines that we have passed with fiber, that’s the total amount in those three states.  And I’ll let Gene discuss, if he’s going to (INAUDIBLE) would move over, as I mentioned before, transaction over to FairPoint.

Regarding the questions of other lines, you know, we’re always approached by people regarding opportunities to …

BRUCE MEYERSON:  You’re breaking up on your answer here.

VIRGINIA RUESTERHOLZ:  Oh I’m sorry.  We’re always being approached by different organizations and companies to look at transactions.  I don’t have anything in particular that’s imminent at this point.  This was a very unique transaction for us.  We really feel that it’s great for our shareholders, our customers and employees.  FairPoint brings a lot to the table, as Gene said, they operate in these three states.  They have a good track record as far as operating the telephone company in rural areas.  We really think this is great for our customers, our employees, and we think it’s bringing value to our shareholder.

There are no other consumer operations in those three — I think that was one of your other questions …

BRUCE MEYERSON:  Yes it was.

VIRGINIA RUESTERHOLZ:  There are no other consumer operations that we would be retaining.  They would be moving over to FairPoint.

GENE JOHNSON:  But you had two questions for me.  The first one was we will re-brand everything to the FairPoint brand.  And then secondly there was a question about do we have fiber in other states, and the answer to that question is yes.  We have a significant amount of fiber around the country although we don’t have that much fiber to the home, although we do have one location where we have fiber to the home.  We’ll do more of it as time goes on.

ERIC RABE:  Bruce, one point just to be crystal clear here.  We are not selling the wireless business, so in terms of …

BRUCE MEYERSON:  I understand that.

ERIC RABE:  … that will …

BRUCE MEYERSON:  Where is the, where is the one fiber to the home you have?

GENE JOHNSON:  It’s in the state of Washington.

ERIC RABE:  OK?

BRUCE MEYERSON:  OK, yes.  Thank you.

ERIC RABE:  Operator, let’s take one more question and then we’ll wrap up.

OPERATOR:  Thank you.  Your final question is from Susan Bush of www.iberkshires.com.

SUSAN BUSH, WWW.IBERKSHIRES.COM:  Good morning, and thank you all for listening to us ask you questions.  I have — going back to the employment side.  I have heard that there will be no job cuts and that there will be jobs added.  I am interested in knowing if there is any consideration — I know that Verizon currently operates out of a number of garages that are stationed in various points of these three states, if there is any consideration being given to merging any of these garages, and if there is any consideration being given to the salaries of the current Verizon workers?

VIRGINIA RUESTERHOLZ:  Yes, but through the transition, we will be operating from the same locations.  Our employees will continue to do the same work that they’ve been doing.  FairPoint has agreed to honor all of our labor agreements, so that includes all the salaries and all of the work rules involved with our associates, and they’ve also made the same commitment to our management employees.  Gene?

GENE JOHNSON:  That’s correct.  We don’t know, have no plans at all to close garages and the like.  And secondly, I would just reiterate what Virginia said, and that is that we will assume the labor agreements and the pay scales at Verizon, we have no plans at all to change those at any time.  And from a standpoint of benefits, we have no plans to change the benefits either.  Essentially we want this to be a very seamless transaction for not only the customers but the employees as well.  And we want those employees to know that they’re valued because they are.

SUSAN BUSH:  Thank you very much.

GENE JOHNSON:  Thank you.

ERIC RABE:  With that, we’ll wrap up this conference call.  Of course, both Verizon and FairPoint media relations people as well as executives are available to you.  If you need more, please call us.  The contact information is on the press release, which I hope each of you has in front of you at this point, but if you don’t, you can find it on the Verizon News Center Web site.  And certainly happy to provide it to you just by calling us.  It’s also on the FairPoint Web site as well.

This conference call, in case you were late getting in, will be replayed starting at about noon time.  The number for that is 877-519-744 and then there’s a PIN number that you need, and that is 8326253.  So if you need to catch up on the beginning of the call or something.  I know we did this on fairly short notice, but we thought it was important to make the executives available to you very quickly this morning, and I hope that’s been helpful to you.

So with that, we’ll bid you a good day.  Thank you very much for your participation.

OPERATOR:  Thank you.  Again, if you would like to listen to a replay of this teleconference, please dial 877-519-4471 with the PIN code of 8326253.  This concludes today’s Verizon FairPoint conference call.  You may now disconnect.

END